Exhibit 10.14

PROMISSORY NOTE

$473,556.00	January 29, 2009
Brooklyn, New York

FOR VALUE RECEIVED, Softdiffusion S.A. (“Maker”) hereby promises to pay to Methes Energies International Ltd., a Nevada corporation (“Methes”), at Methes’s principal office, Attention: Chief Financial Officer, or at such other place as Methes may designate in writing from time to time, the principal sum of four-hundred seventy-three thousand five-hundred fifty-six DOLLARS ($473,556.00) in lawful money of the United States of America.

1.           Maturity.  The principal amount of this Note shall be due and payable on March 8, 2010.

2.           Pledge.  This Note is executed and delivered to Methes in payment of the aggregate purchase price for 236,778 shares of Methes’s common stock (the “Shares”) pursuant to that certain subscription agreement between Maker and Methes dated January 29, 2009.  To secure payment of this Note, Maker hereby grants to Methes a security interest in, and pledges with and delivers to Methes, the Shares.

3.           Prepayment.  Maker may prepay all or any portion of this Note at any time without penalty.  Any such prepayment shall reduce the principal balance hereof. Upon such prepayment, Methes shall release to Maker that portion of the Shares equal to the amount of any such prepayment at $2.00 per share. The unpaid principal balance of this obligation at any time shall be the principal amount of this Note less the amount of prepayments made thereon by or for the benefit of Maker, which balance shall be set forth and updated from time to time as appropriate on Exhibit A hereto.

4.           Cancellation.  In the event that this Note is not paid in full when due, Methes, in its sole discretion (and without limiting any other rights or remedies available to Methes hereunder, at law or in equity), may cancel the Shares, excepting that portion of the Shares released to Maker in accordance with Paragraph 3. The certificates representing the Shares not released in accordance with Paragraph 3 shall be retained by Methes until this Note has been paid in full at which time the certificates will be released.

5.           Costs of Collection.  Maker agrees to pay any and all costs, including without limitation attorneys’ fees, costs and expenses (in addition to any statutory costs) at trial, or on any appellate review, incurred by Methes in enforcing this Note and collecting sums due hereunder.

6.           Waiver of Suretyship Defenses.  Maker and all persons liable or to become liable on this Note waive presentment, protest and demand and notice of protest, demand, dishonor or nonpayment of this Note.

7.           Waiver.  No delay or failure on the part of Methes to exercise any of its rights hereunder shall be deemed a waiver of such rights or any other right of Methes, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of such rights or any other right on any future occasion.

8.           Governing Law; Severability.  This Note is a full recourse Note and shall be construed in accordance with the laws of the State of Nevada, regardless of choice of law rules applicable in such state.  If any provision or provisions of this Note are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

9.           Rights and Remedies.  Methes will have all rights and remedies available to it at law or in equity.  All available rights and remedies are cumulative and may be exercised singularly or concurrently.  Methes’s exercise of one right or remedy is not an election.

MAKER:

Softdiffusion S.A.

By:	/s/ Albert H. Davis
Title:	Director

ACCEPTED AND AGREED:

Methes Energies International, Ltd.

By:	/s/ Michel G. Laporte
Title:	President & CEO

Exhibit A

SCHEDULE OF PAYMENTS

(updated from time to time)

	Date	Amount	Number of Shares
Principal Balance	1/29/09	$473,556.00	236,778
Prepayment	7/8/09	$100,000.00	50,000
REMAINING TOTAL	7/8/09	$373,556.00	186,778

	Date	Amount	Number of Shares
Principal Balance	7/8/09	$373,556.00	186,778
Prepayment	8/29/09	$37,500.00	18,750
REMAINING TOTAL	8/29/09	$336,056.00	168,028